Exhibit 2.4

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

PROSPECT MEDICAL GROUP, INC.,

PROSPECT LA MEDICAL GROUP, INC.,

PROFESSIONAL CARE MEDICAL GROUP, INC.,

AND

THE SHAREHOLDERS OF PROFESSIONAL CARE MEDICAL

GROUP, INC. LISTED ON EXHIBIT A

June 30, 2003

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) is entered into this 30th day of June, 2003 by, between and among Prospect Medical Group, Inc., a California professional corporation (“Prospect”), Prospect LA Medical Group, Inc., a California professional corporation and wholly-owned subsidiary of Prospect (“Sub”), Professional Care Medical Group, Inc., a California professional corporation (“ProCare”) and the shareholders of ProCare listed on Exhibit A attached hereto (each, a “Shareholder”, collectively, the “Shareholders”).

RECITALS

A.                                   WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Sub shall be merged with and into ProCare, with ProCare the surviving corporation and continuing as a subsidiary of Prospect (the “Merger”), pursuant to an Agreement of Merger substantially in the form attached hereto as Exhibit B (the “Agreement of Merger”) and the applicable provisions of the laws of the State of California.

B.                                     WHEREAS, the Board of Directors of each of Prospect, Sub and ProCare deems it advisable and in the best interests of their respective shareholders to consummate, and have approved, the Merger.

C.                                     WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of ProCare shall be converted into the right to receive cash as provided in Section 1.6 hereof.

D.                                    WHEREAS, the Board of Directors of ProCare has (i) determined that the consideration to be paid to the shareholders of ProCare for each ProCare Share (as defined in Section 1.6(a)) in the Merger held by them is fair to and in the best interests of such shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended to such shareholders that they approve the Merger and this Agreement.

E.                                      WHEREAS, ProCare, Prospect and Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and representations, warranties, agreements and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1.1                                 The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California (the “California Code”), Sub shall be merged with and into ProCare, the separate corporate existence of Sub shall cease and ProCare shall continue as the surviving corporation and as a wholly-owned subsidiary of Prospect.  ProCare as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2                                 Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 10 hereof, the closing of the Merger (the “Closing”) will take place on the effective date of the termination of the management agreement between ProCare and North American Medical Management California, successor to Medical Pathways Medical Corporation (the “ProCare Management Company”) dated August 1, 1998, including any amendments thereto (the “ProCare Management Agreement”), subject to the satisfaction or waiver of the conditions set forth in Article 7, at the offices of Miller & Holguin, 1801 Century Park East, 7th Floor, Los Angeles, California, unless another place or time is agreed to by Prospect and ProCare.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date”.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of applicable law.  The date and time the Merger becomes effective in accordance with the provisions of the California Code is the “Effective Time”.

1.3                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of ProCare and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ProCare and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4                                 Articles of Incorporation; Bylaws.

(a)  Unless otherwise determined by Prospect prior to the Effective Time, at the Effective Time, the Articles of Incorporation of ProCare shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

(b)  The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5                                 Directors and Officers.  The director(s) of Sub immediately prior to the Effective Time shall become the director(s) of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving

Corporation.  The officers of Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Bylaws of the Surviving Corporation.

1.6                                 Merger Consideration: Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Prospect, Sub, ProCare or the holder of any shares of ProCare capital stock the following shall occur:

(a)  Conversion of ProCare Shares.  Each share of ProCare capital stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) (each, a “ProCare Share”, collectively, the “ProCare Shares”) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such ProCare Share in the manner provided in Section 1.9, an amount of cash (the “Merger Consideration”) equal to Seven Million and Fifty Thousand Dollars ($7,050,000) less any deficiency in the Required Minimum Cash (as defined in Section 4.3) divided by the number of ProCare Shares outstanding at the Effective Time (on a fully diluted basis).

(b)  Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation.  Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7                                 Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any ProCare Shares held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive cash pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

(b)                                 Notwithstanding the provisions of subsection (a), if any holder of ProCare Shares who demands dissenters’ rights with respect to such shares under the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive cash as pursuant to Section 1.7, without interest thereon, upon surrender of the certificate representing such shares.

(c)                                  ProCare shall give Prospect (i) prompt notice of any written demands of dissenters’ rights with regard to any ProCare Shares, withdrawals of such demands, and any other instruments served pursuant to the California Code and received by ProCare and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the California Code.  ProCare shall not, except with the prior written consent of Prospect voluntarily make any payment with respect to any demands for dissenter’s rights with regard to ProCare Shares or offer to settle or settle any such demands.

1.8                                 Deposit of Merger Consideration Into An Escrow Fund; Earnest Money Deposit.  Promptly following the execution of this Agreement, Prospect, Sub and ProCare will establish an account (the “Escrow Fund”) with a third party escrow (the “Escrow Agent”).  Upon ProCare’s delivery to Prospect of evidence of the approval of its shareholders pursuant to Section 4.8 hereof and ProCare’s compliance with any required notices to its shareholders required by Section 1300 et seq of the California Code, Prospect shall deposit the sum of Five Hundred  Thousand Dollars ($500,000) as earnest money (the “Earnest Money Deposit”) to be held in the Escrow Fund pursuant to the terms and conditions of Article 9 hereof.  The Earnest Money Deposit shall be applied towards the Merger Consideration described in Section 1.6 on the Closing Date.  If this Agreement terminates for any reason (other than pursuant to Section 10.1(c) hereof), then the Earnest Money Deposit shall be refunded by the Escrow Agent to Prospect.  If this Agreement terminates pursuant to Section 10.1(c), the parties acknowledge and agree that ProCare will suffer damages that are not practicable to ascertain and as a result, ProCare shall be entitled to the Earnest Money Deposit as liquidated damages.  ProCare and the Shareholders agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement as a result of a material breach by Prospect of its duties and obligations hereunder.  The Earnest Money Deposit shall be ProCare’s sole and exclusive remedy for a breach by Prospect of its duties and obligations hereunder if the Closing does not occur.

1.9                                 Surrender of Certificates.

(a)                                  Exchange Procedures.  Prior to the Closing, ProCare shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding ProCare Shares whose shares were converted into the right to receive cash pursuant to Sections 1.6, as set forth on Schedule 2.6 hereto, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to Prospect only at the Effective Time, which letter shall be in such form, and have such other provisions, as ProCare may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates to the Escrow Agent in exchange for such holder’s share of the Merger Consideration as set forth in Section 1.6.   Upon the later of the (i) the Closing Date or (ii) the date of the surrender of a Certificate for cancellation to the Escrow Agent, the holder of such Certificate shall be entitled to receive promptly thereafter in exchange therefore: (x) the amount of cash to which such holder is entitled under Section 1.6 in respect of the ProCare Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented ProCare Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable cash amount specified above, without interest.

(b)                               No Liability.  Notwithstanding anything to the contrary in this Section 1.9, none of Prospect, the Surviving Corporation, the Escrow Agent or any party hereto shall be liable to a holder of ProCare Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10                           No Further Ownership Rights in ProCare Shares.  All cash paid by the Escrow Agent upon the surrender for exchange of ProCare Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such ProCare Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of ProCare Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Escrow Agent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 1.

1.11                           Lost, Stolen or Destroyed Certificates.  In the event any certificates evidencing ProCare Shares shall have been lost, stolen or destroyed, Escrow Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit by the holder thereof, acceptable to the Escrow Agent and Prospect, such cash, if any, as may be required pursuant to Section 1.6, provided, however, that Prospect may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Prospect with respect to the certificates alleged to have be lost, stolen or destroyed.

1.12                           Required Withholding.  Any of Prospect, the Surviving Corporation or the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of ProCare Shares such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts so deducted or withheld are paid to the appropriate governmental entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.13                           Tax and Accounting Consequences.  Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

1.14                           Unclaimed Merger Consideration.  Any portion of the Merger Consideration made available by the Escrow Agent pursuant to this Article 1 and not exchanged for ProCare Shares after the Effective Time pursuant to Section 1.9 above shall be held by the Escrow Agent, subject to the rights of holders of unsurrendered Certificates under this Article 1.  Thereafter such holders shall be entitled to look to only to Escrow Agent as the holder of the funds that were deposited therein by Prospect constituting such holder’s share of the Merger Consideration (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.

1.15                           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ProCare and Sub, the officers and directors of ProCare and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES
OF PROCARE AND THE SHAREHOLDERS

In order to induce Prospect and Sub to enter into this Agreement and to consummate the other transactions contemplated herein, ProCare and the Shareholders, jointly and severally, make the representations and warranties set forth in this Article 2.

2.1                                 Organization; Subsidiaries.  ProCare is a professional corporation duly organized, validly existing and in good standing in the State of California.  ProCare has all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now being conducted.  ProCare has no partially-owned or wholly-owned subsidiaries.

2.2                                 Minute Book and Stock Records.  ProCare has previously delivered to Prospect all minute books and stock records of ProCare (including ProCare’s Articles of Incorporation and Bylaws and all amendments to both), and such minute books and stock records contain no material misstatement, and all signatures included therein are the genuine signatures of the persons indicated as signing.   ProCare is not in default under or in violation of any provision of its Articles of Incorporation or its Bylaws.

2.3                                 Authorization.  ProCare has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All actions on the part of ProCare necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including all necessary approvals by the shareholders of ProCare, have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of ProCare, enforceable against it in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

2.4                                 No Consent Required.  Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement nor the performance by it of its obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to Prospect prior to the Closing Date except for the filing of the Agreement of Merger and related officer’s certificates with the Secretary of State of the State of California.

2.5                                 No Violation of Other Agreements; No Conflicts.

(a)                                  Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which ProCare is a party or by which it may be bound.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein, will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the organizational documents of ProCare;

(ii)                                  contravene, conflict with, or result in a violation of any order, judgment or decree to which ProCare may be subject; or

(iii)                               contravene, conflict with or result in a violation of any of the terms or requirements, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by ProCare.

2.6                                 ProCare Capital Structure.  The authorized capital stock of ProCare consists of 800,000 shares of common stock, no par value per share, of which 181,000 shares are issued and outstanding, and are validly issued, fully paid and non-assessable. There are no shares of ProCare’s capital stock held in its treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of ProCare, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights outstanding with respect to any of ProCare’s capital stock, nor are there any instruments, or agreements giving anyone the right to acquire any such rights.  Schedule 2.6 hereto contains a list of each holder of record of ProCare Shares and the number of ProCare Shares held by such holders.

2.7                                 Financial Statements.  ProCare has reviewed the financial statements for the fiscal years ended December 31, 2001 (the “December 2001 Financial Statements”) and 2002 (the “December 2002 Financial Statements”) prepared by ProCare as such have been audited by Ernst & Young, the accountants for Prospect. The December 2001 Financial Statements and the December 2002 Financial Statement are collectively referred to herein as the “Financial Statements”.   The Financial Statements fairly and accurately represent the financial condition and results of operation of ProCare and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and do not or will not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  As used herein, “GAAP” means U.S. generally accepted accounting principles.  Since the date of the December 2002 Financial Statements there has not, and on the Closing Date there will not have been, any material adverse change to the financial condition of ProCare as shown on the December 2002 Financial Statements, including no material adverse difference in the assets and liabilities of ProCare as shown on the December 2002 Financial Statements.

2.8                                 No Excess Liabilities.  ProCare has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) those shown on the December 2002 Financial Statements (provided that, for purposes of this Section 2.8 only, the amount of IBNR accrual shall be deemed to be $5,651,000 which is the amount set forth in Section 4.7 less $200,000 representing the amount related to Caduceus Medical Group) and (ii) those incurred in the ordinary course of business, which liabilities do not exceed 5% of the liabilities shown on the December 2002 Financial Statements.  Notwithstanding the foregoing, the claims received for Caduceus Medical Group do not exceed $200,000 (i.e., the 5% variance applicable to other liabilities or obligations of ProCare shown on the December 2002 Financial Statements as set forth in the immediate preceding sentence does not apply to claims of Caduceus Medical Group which ProCare affirmatively represents will not exceed $200,000).

2.9                                 Tax Matters.  ProCare has timely filed all income tax returns required to be filed by it and all returns of Taxes (defined below) required to be filed and has paid or provided for all Taxes shown to be due on returns.  Except as provided in Schedule 2.9, (i) no action or proceeding for the assessment or collection of any Taxes is pending against ProCare, (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against ProCare that has not been fully paid or finally settled, (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes; and (iv) no federal or state income tax returns of ProCare have been audited or examined (excluding routine examinations performed on all taxpayers as a result of the mere submission of tax returns), and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.  All Taxes that ProCare has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.  “Taxes” means taxes, charges, fees, levies, or assessments including, without limitation, income, excise, property, withholding, payroll, sales and franchise taxes, imposed by federal, state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

2.10                           Title to ProCare Shares.  The Shareholders are, and at the Closing Date will be, the owners, beneficially and of record, of one hundred percent (100%) of ProCare Shares.  Each Shareholder owns his or her ProCare Shares, or any portion thereof, free and clear of all liens, encumbrances, security interests, equities, options, claims, charges or other restrictions of any kind.

2.11                           Properties.

(a)                                  ProCare does not own or lease any real property, nor has it ever owned or leased any real property.

(b)                                 With the exception of the personal property described in Section 2.12, ProCare does not own or lease, nor has it ever owned or leased any personal property, including equipment.

2.12                           Intellectual Property.  Schedule 2.12 lists all intellectual property owned by ProCare.  Each item of intellectual property is free and clear of any liens, or other encumbrances, security interest or restriction of any kind.

2.13                           Contracts.  Schedule 2.13 sets forth a list of all contracts, arrangements, and commitments (whether oral or written) to which ProCare is bound.  ProCare has delivered to Prospect a correct and complete copy of each written agreement listed in Schedule 2.13.

2.14                           Legal Proceedings.  There is no pending legal or administrative proceeding (“Proceeding”), and, to the knowledge of ProCare, no person has threatened to commence any Proceeding: (i) against ProCare or that otherwise relates to or may affect the business of, ProCare or any of the other assets owned or used by ProCare; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.  There is no outstanding order, judgment, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, to which ProCare or any of the other assets owned or used by ProCare, is subject that has not been fully complied with to the satisfaction of such governmental entity.

2.15                           No Violation of Shareholder Agreement.  The transactions contemplated by this Agreement do not, and on the Closing Date shall not, violate any provision of the Shareholder Agreement by and between ProCare and the holders of all the capital stock of ProCare (the “ProCare Shareholder Agreement”).

2.16                           Compliance with Laws.  To the best of its knowledge, ProCare is not in violation of any law, rule, regulation or administrative or judicial order pertaining to the assets or the business of ProCare (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Agreement would violate, where in each case, such violation would have a materially adverse effect on the assets of the business of ProCare.  To the best of its knowledge, ProCare has no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

2.17                           No Employees; No Compensation to Officers of ProCare.  There are no, nor have there ever been any, employees of ProCare.  None of the officers of ProCare receive, nor has any officer ever received, compensation from ProCare.

2.18                           Insurance.  Schedule 2.18 contains a list of all insurance policies maintained by or for the benefit of ProCare, including errors and omission and malpractice insurance policies (the “Insurance Policies”).  The Insurance Policies have been in force, or predecessor policies with similar coverage, since the date of incorporation of ProCare and such Insurance Policies will continue in full force and effect through the Closing Date.

2.19                           Disclosure.  No representation or warranty by ProCare or the Shareholders contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to Prospect by ProCare and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of ProCare pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

2.20                           Bank Accounts.  A correct and complete list of all bank accounts of ProCare and the persons authorized to access such accounts and to incur indebtedness on behalf of ProCare, is set forth in Schedule 2.20 of this Agreement.

2.21                           Brokers’ and Finders’ Fees.  ProCare has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if ProCare has incurred any such liability, such liability shall be and remain the sole responsibility of ProCare, and ProCare shall indemnify, defend and hold Prospect harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PROSPECT AND SUB

In order to induce the Shareholders and ProCare to enter into this Agreement and to consummate the other transactions contemplated herein, Prospect and Sub, jointly and severally, make the representations and warranties set forth in this Article 3.

3.1                                 Organization.  Each of Prospect and Sub is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each of Prospect and Sub has all requisite authority to own, lease, and operate its assets and to carry on its business as currently being conducted.

3.2                                 Authorization.  Each of Prospect and Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All actions on the part of Prospect and Sub necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Prospect and Sub, enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

3.3                                 No Consent Required.  Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by Prospect or Sub nor the performance by them of their obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to ProCare prior to the Closing Date except for the filing of the Agreement of Merger and related officer’s certificates with the Secretary of State of the State of California.

3.4                                 No Violation of Other Agreements; No Conflicts.

(a)                                  Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which Prospect or Sub is a party or by which Prospect or Sub may be bound.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the organizational documents of Prospect or Sub;

(ii)                                  contravene, conflict with, or result in a violation of, any legal requirement or any order, judgment or decree to which Prospect or Sub may be subject; or

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Prospect or Sub.

3.5                                 Legal Proceedings.  There is no pending Proceeding, and, to the knowledge of Prospect, no person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.  There is no outstanding order, judgment, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, to which Sub or any of the other assets owned or used by Sub, is subject that has not been fully complied with to the satisfaction of such governmental entity.

3.6                                 Compliance with Laws.  To the best of its knowledge, Sub is not in violation of any law, rule, regulation or administrative or judicial order pertaining to the assets or the business of Sub (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Agreement would violate, where in each case, such violation would have a materially adverse effect on the assets of the business of Sub.  To the best of its knowledge, Sub has no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.  To the best of its knowledge, Prospect is not in violation of any rule, regulation or administrative or judicial order pertaining to the assets or the business of Prospect (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) that could have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Agreement would violate, where in each case, such violation would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby .

3.7                                 Disclosure.  No representation or warranty by Prospect or Sub contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to ProCare by Prospect or Sub and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of Prospect or Sub pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.8                                 Brokers’ and Finders’ Fees.  Neither Prospect nor Sub has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if Prospect or Sub has incurred any such liability, such liability shall be and remain the sole responsibility of Prospect or Sub, and Prospect shall indemnify, defend and hold ProCare harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

ARTICLE 4

COVENANTS OF PROCARE

4.1                                 Conduct of Business - Negative Covenants.  From the date hereof until the Closing Date, ProCare shall not, without the prior written consent of Prospect, conduct the business of ProCare other than in the ordinary course of ProCare’s business as conducted through the date hereof or commit or suffer any material act or omission which deviates from the ordinary course of ProCare’s business as conducted through the date hereof.  Without limiting the generality of the foregoing, prior to the Closing Date, ProCare shall not, without the prior written consent of Prospect:

(a)                                  institute any new method of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment or amend any existing material agreement other than as contemplated by this Agreement, except in the ordinary course of its business and consistent with past practice (including those activities or transactions occurring as a result of ProCare’s obligations under the ProCare Management Agreement);

(b)                                 change or amend its Articles of Incorporation or By-Laws or propose any such change or amendment;

(c)                                  offer, issue, authorize or sell any shares of the capital stock or other securities (such term as used in this subsection shall include, without limitation, debt securities) of ProCare of any kind whatsoever, or acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property, or make any other distribution with respect thereto, or grant or enter into any stock options, warrants, or other rights to acquire securities of ProCare or enter into any other contracts or commitments of any kind with respect to the issuance of additional shares of capital stock or other securities of ProCare;

(d)                                 (i) borrow or agree to borrow any funds, whether directly or by way of guaranty or otherwise, or (ii) except in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of ProCare’s obligations under the ProCare Management Agreement), incur, or assume or become subject to any obligation or liability (absolute or contingent);

(e)                                  pay, discharge, waive, satisfy, compromise or adjust any claim, liability or obligation (absolute, accrued, contingent or otherwise) of an amount in excess of $500, other than as contemplated by this Agreement or occurring in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of ProCare’s obligations under the ProCare Management Agreement);

(f)                                    prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was incurred other than as contemplated by this Agreement or occurring in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of ProCare’s obligations under the ProCare Management Agreement);

(g)                                 permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or other encumbrance except in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of ProCare’s obligations under the ProCare Management Agreement);

(h)                                 cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and consistent with past practice (including those activities or transactions occurring as a result of ProCare’s obligations under the ProCare Management Agreement);

(i)                                     dispose of any rights to the use of any patent, trademark, service mark, trade name or copyright, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, the disposition or disclosure of which would have a material adverse effect on the business of ProCare;

(j)                                     grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation (including salary and bonus) payable or to become payable to any officer except in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of ProCare’s obligations under the ProCare Management Agreement);

(k)                                  appoint or remove from office any officers of ProCare;

(l)                                     make any payment to or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of the officers or directors of ProCare or any other affiliate thereof;

(m)                               enter into any contract, commitment or transaction not in the usual and ordinary course of its business, other than transactions contemplated by, or referred to in, this Agreement or those resulting from ProCare’s obligations under the ProCare Management Agreement;

(n)                                 change, or initiate a change of, any of the banking, safe deposit or power of attorney arrangements effective as of the date hereof, except for changes in the signatories on the accounts of ProCare, provided such changes are contemplated by this Agreement and ProCare shall have given Prospect prior written notice of any such change in signatories and Prospect approves same;

(o)                                 write down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or write off as uncollectible any notes or accounts receivable, except for immaterial write-downs of inventory or accounts receivable in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of ProCare’s obligations under the ProCare Management Agreement);

(p)                                 merge, consolidate, reorganize or liquidate ProCare;

(q)                                 file a voluntary petition on behalf of ProCare under the U.S. Bankruptcy Code or any other bankruptcy or insolvency law or any other law for relief of debtors;

(r)                                    change, amend or terminate any primary care physician contract;

(s)                                  agree or commit, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding the foregoing, ProCare may immediately prior to the Closing Date, distribute to its shareholders (the “Pre-Merger Shareholder Distribution”) all cash of ProCare in excess of liabilities (liabilities include but are not limited to, IBNR claims payable, accounts payable, taxes payable, etc.) to the extent such cash exceeds the Escrow Amount (as defined in Section 4.3).

4.2                                 Conduct of Business - Affirmative Covenants. Prior to the Closing Date, ProCare will conduct its business in the ordinary course and, subject to ProCare’s obligations under the ProCare Management Agreement, will:

(a)                                  maintain its good standing and qualification to do business in all jurisdictions where it is required to be qualified to do business, and all licenses, permits, franchises, rights and privileges which are necessary for the conduct of its business;

(b)                                 continue at its expense to maintain all of its property and equipment in customary repair, order and working condition, reasonable wear and use excepted;

(c)                                  duly comply with all laws, regulatory requirements and agreements to which it, or any of its properties or assets, is subject or by which it is bound;

(d)                                 maintain in force and effect the current insurance upon its properties and with respect to the conduct of its business;

(e)                                  use best efforts to keep intact its present business organization and keep available the services of its present officers, employees and agents; and

(f)                                    maintain accurately its books, records and accounts.

4.3                                 Cash On Hand at Closing.  On the Closing Date, ProCare shall have cash in an amount equal or exceeding the sum of the total dollar amount of liabilities plus $1,500,000 (the “Required Minimum Cash”) of which $1,500,000 of such cash shall be placed on deposit by ProCare with the Escrow Agent (the “Indemnification/Hold Harmless Escrow Amount”); provided, however, that if for any reason ProCare has less cash than the Required Minimum Cash on the Closing Date then Prospect shall be entitled to reduce the Merger Consideration by the amount that is the lesser of (a) the Required Minimum Cash or (b) the amount necessary so that the cash on hand of ProCare at Closing plus the reduction in Merger Consideration equals the Required Minimum Cash.  Should ProCare not have the Required Minimum Cash on the Closing Date resulting in Prospect’s reduction of the Merger Consideration as set forth in the immediately preceding sentence, that portion of Prospect’s funds going to replace or replenish the Required Minimum Cash which is attributable to the Indemnification/Hold Harmless Amount, shall be placed directly in the Escrow Fund by Prospect on ProCare’s behalf.  Commencing with the Closing, the Indemnification/Hold Harmless Escrow Amount in the Escrow Fund shall be available for application towards indemnification and hold harmless obligations of ProCare and/or the Shareholders under this Agreement and shall be administered in accordance with Article 9 hereof.

4.4                                 Notice to ProCare Management Company.  ProCare shall provide notice to the ProCare Management Company and do such other acts as may be necessary to effectuate the termination of the ProCare Management Agreement effective September 30, 2003.

4.5                                 No Change to Primary Care Contracts.  Prospect and Sub agree that for a period commencing on the Closing Date and ending 18 months thereafter, they shall not cause an adverse change in any term or condition of the primary care physician agreements of ProCare that were in existence as of January 30, 2003.

4.6                                 Due Diligence Access and Investigation. ProCare shall, through the Closing Date, and subject to that certain Confidentiality and Non-Disclosure Agreement dated as of February 13, 2003, (a) afford Prospect and its representatives and attorneys (collectively, the “Prospect Advisors”) full and free access to ProCare’s properties, contracts, books and records, and other documents and data, (b) furnish Prospect and the Prospect Advisors with copies of all such contracts, books and records, and other existing documents and data as Prospect may reasonably request, and (c) furnish Prospect and the Prospect Advisors with such additional financial, operating, and other data and information as Prospect may reasonably request.  ProCare shall permit the Prospect Advisors to make copies of ProCare’s written materials.  To the extent any of the materials described in (a) through (c) above are in the possession or under the control of the ProCare Management Company, ProCare shall cause the ProCare Management Company to provide reasonable cooperation to Prospect and/or otherwise accommodate Prospect’s reasonable requests.  Prospect shall have thirty (30) days after the later of (i) its receipt of all documentation and/or information requested prior to the date of execution of this Agreement or (ii) the date of execution of this Agreement (“Due Diligence Cut-Off Date”) to complete its due diligence investigation.

4.7                                 IBNR Confirmation Based on Audit of ProCare.  ProCare agrees that the measurement of the actual amount of IBNR accrual for purposes of the Pre-Merger Shareholder Distribution will be based on the amount established by Ernst and Young in its audit of ProCare, which amount has been determined to be $5,851,000.

4.8                                 Solicitation of Shareholder Approval; Compliance with California Law.  ProCare shall submit this Agreement and the transactions contemplated hereby, including the Merger, to its shareholders for approval as required by the California Code as promptly as possible to enable the Closing to occur as contemplated.  ProCare shall use its commercially reasonable efforts to solicit and obtain the consent of all of its shareholders to approve the Merger, this Agreement and the transactions contemplated thereby as required by the California Code and to enable the Closing to occur as contemplated.   ProCare shall ensure compliance with Section 1300 et seq of the California Code in connection with the Merger, including but not limited to, providing notice to its shareholders within ten (10) days of shareholder approval of the Merger in order to provide for the exercise of dissenters’ rights under California law.

4.9                                 No Shop.  Between the date of this Agreement and the Closing Date (or the date of any earlier termination of this Agreement pursuant to Section 10(a),(c),(d) or (e) hereof), neither ProCare nor any shareholder of ProCare, including the Shareholders, nor any of their affiliates, agents or representatives, shall directly or indirectly solicit, initiate, encourage, entertain or support any inquiry, proposal, or other offer from any other party relating to any transaction involving, directly or indirectly, the merger of ProCare or the purchase of the assets or stock of ProCare or any possible transaction or series of transactions as an alternative to the transactions contemplated hereby (“Competing Proposal”).  To the extent ProCare or any of its shareholders, affiliates, agents or representatives receives any Competing Proposal, they shall promptly inform Prospect of such Competing Proposal and shall advise the potential purchaser that ProCare is subject to this Agreement and therefore will not hold any discussions with such potential purchaser.

ProCare and the Shareholders recognize that (i) the covenants and the restrictions contained in this Section 4.9 are necessary, fundamental, and required for the protection of the  transactions contemplated by this Agreement; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives such covenants a special, unique and extraordinary value;  and (iii) a breach of the covenants contained in this Section 4.9 will result in irreparable harm and damages to Prospect and Sub which cannot be adequately compensated by a monetary award. In the event of such breach, and without limiting the right of Prospect and/or Sub to seek any other remedy or relief to which it may be entitled at law or in equity, each of ProCare and the Shareholders consent, without challenge or contest, to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief in favor of Prospect and/or Sub as may be used by any court of competent jurisdiction to restrain or enjoin ProCare or any shareholder of ProCare from breaching such covenant or to specifically enforce the provisions of this Section 4.9.  Each of ProCare and the Shareholders hereby waive any requirements that Prospect and/or Sub secure or post a bond in connection with obtaining injunctive relief or any other equitable relief.

ARTICLE 5

COVENANTS OF PROCARE AND PROSPECT

5.1                                 Notification.  Between the date of this Agreement and the Closing Date, ProCare and Prospect agree to promptly notify each other in writing if they become aware of any fact or condition that causes or constitutes a breach of any of their representations and warranties as of the date of this Agreement, or if they become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.2                                 Good Faith.  Prospect and ProCare agree that they will perform their obligations under this Agreement in good faith, and agree that any representations or objections in connection with the distribution of monies in the Escrow Fund shall be made in good faith.

5.3                                 Best Efforts.  So long as this Agreement remains in effect, ProCare and Prospect shall use their respective best efforts to cause the transactions contemplated hereby to be consummated as soon as reasonably practicable.  ProCare and Prospect shall proceed as soon as practicable in the procurement of permits, consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the transactions contemplated hereby on the terms herein provided, and shall diligently prosecute the same.

5.4                                 Further Assurances.  ProCare and Prospect agree that at any time and from time to time after the Closing Date they will execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the transactions contemplated hereby.

ARTICLE 6

SHAREHOLDER REPRESENTATIVE

6.1                                 Appointment of Shareholder Representative.  Commencing with the execution of this Agreement Vellore Bhupathy, Rosario (Ruby) Cecilio, Dineshu Ghiya, Bruce Hoyle and Sandra Madrid, acting jointly by majority vote, are appointed the agent for each of the shareholders of ProCare and each of the Remainder Escrow Fund Recipients (defined in Section 9 below) for purposes of acting for and binding the shareholders of ProCare and the Remainder Escrow Fund Recipients for all purposes of this Agreement and any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith including, without limitation: (a) amending, restating, supplementing, terminating or otherwise modifying this Agreement or any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith; (b) settling any controversies or disagreements between Prospect, Sub and ProCare or the Surviving Corporation hereunder or under any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith; (c) receiving or giving any notices to or from the shareholders of ProCare  or the Remainder Escrow Fund Recipients hereunder and under any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith; and (d) communicating with any of the shareholders of ProCare or Remainder Escrow Fund Recipients as to any matters relating to this Agreement and any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith.

6.2                                 Change of Shareholder Representative (Pre-Closing).  The composition of the Shareholder Representative may be changed prior to the Closing by the shareholders of ProCare upon not less than thirty (30) days prior written notice to the Escrow Agent and Prospect of the name of the person(s) being removed and the name of the person(s) being added; provided that composition of the Shareholder Representative may not be changed unless shareholders holding a two-thirds interest in ProCare agree to such change and to the identity of the substitute.  Prospect and the Escrow Agent shall be entitled to rely upon any notice signed by a majority of those persons comprising the Shareholder Representative, exclusive of any person(s) who are the subject of the change in composition, as evidencing that such change in the composition of the Shareholder Representative was properly authorized by the shareholders of ProCare.  Any person comprising the Shareholder Representative may resign upon not less than thirty (30) days prior written notice to Prospect, the Escrow Agent and to all shareholders of ProCare and Prospect and the Escrow Agent shall be entitled to rely upon such notice.  Any vacancy in the composition of Shareholder Representative prior to Closing may be filled by shareholders holding a majority in interest in ProCare by providing notice to Prospect and the Escrow Agent of the name and address of the person(s) filling such vacancy.  Prospect and the Escrow Agent shall be entitled to rely upon  any notice signed by a majority of those persons comprising the Shareholder Representative, exclusive of any person(s) who are the subject of the vacancy, as to the identity of any new person(s) elected to fill such vacancy as evidencing that the shareholders of ProCare properly approved the selection of any new person(s) to fill the vacancy.

6.3                                 Change of Shareholder Representative (Post-Closing).  The composition of the Shareholder Representative may be changed after the Closing by the Remainder Escrow Fund Recipients upon not less than thirty (30) days prior written notice to the Escrow Agent and Prospect of the name of the person(s) being removed and the name of the person(s) being added; provided that the composition of the Shareholder Representative may not be changed unless Remainder Escrow Fund Recipients holding a two-third interest in the Escrow Fund agree to such change and to the identity of the substitute.  Prospect and the Escrow Agent shall be entitled to rely upon any notice signed by a majority of those persons comprising the Shareholder Representative, exclusive of any person(s) who are the subject of the change in composition, as evidencing that such change in the composition Shareholder Representative was properly authorized by the shareholders of ProCare.  Any person comprising the Shareholder Representative may resign upon not less than thirty (30) days prior written notice to Prospect, the Escrow Agent  and to all Remainder Escrow Fund Recipients and Prospect and the Escrow Agent shall be entitled to rely upon such notice.  Any vacancy in the composition of Shareholder Representative post-Closing may be filled by Remainder Escrow Fund Recipients holding a majority in interest of the Escrow Fund by providing notice to Prospect of the name and address of the person(s) filling such agency.  Prospect and the Escrow Agent shall be entitled to rely on any notice signed by a majority of those persons comprising the Shareholder Representative, exclusive of any person(s) who are the subject of the vacancy, as to the identity of any new person(s) elected to fill such vacancy as evidencing that the shareholders of ProCare properly approved the selection of any new person(s) to fill the vacancy.

6.4                                 No Bond Required.  No bond shall be required of the Shareholder Representative, and the persons comprising the Shareholder Representative shall not receive compensation for their services.

6.5                                 Notices to and Actions by Shareholder Representative.  Notices or communications to or from the Shareholder Representative at the addresses set forth in Section 11.7 or such other address hereinafter provided to the Escrow Agent and Prospect shall constitute notice to or from each of the shareholders of ProCare and, post-Closing, to each of the Remainder Escrow Fund Recipients.  A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the shareholders and, post-Closing, a decision of all the Remainder Escrow Fund Recipients, and shall be final, binding and conclusive upon each of such shareholders and the Remainder Escrow Fund Recipients, as applicable, and the Escrow Agent and Prospect may rely upon any such decision, act, consent or instruction of the

Shareholder Representative as being the decision, act, consent or instruction of each every such shareholder and Remainder Escrow Fund Recipient.

6.6                                 Reliance on Shareholder Representative; No Liability.  The Escrow Agent and Prospect are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative. The Shareholder Representative shall not be liable to the other shareholders of ProCare for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment.

ARTICLE 7

DELIVERIES AND CONDITIONS

7.1                                 Deliveries by ProCare on the Closing Date.  On the Closing Date, ProCare shall deliver to Prospect:

(a)                                  A copy of the Articles of Incorporation of ProCare, with all amendments thereto, and certificate of good standing from the State of California, both of which shall be certified as of a date within ten days prior to the Closing Date by the Secretary of State of California.

(b)                                 A certificate of tax good standing of ProCare from the Franchise Tax Board issued as of a date within ten days of the Closing Date.

(c)                                  A certificate executed by the President of ProCare confirming (i) the truth and correctness in all material respects of all of ProCare’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of ProCare specified herein to be complied with prior to the Closing Date have been complied with.

(d)                                 A certificate of the Secretary of ProCare dated the Closing Date, that the necessary corporate action by the Board of Directors of ProCare and by shareholders of ProCare has been taken to authorize the consummation by ProCare of the transactions provided for herein.

(e)                                  the stock books and records, corporate minute books (containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the shareholders, directors or any committee of directors of ProCare) and the corporate seal, if any, of ProCare, all to the extent such are in the possession or control of ProCare or any of the shareholders of ProCare after a diligent search for such materials has been made.

(f)                                    such evidence as reasonably requested by Prospect to confirm ProCare’s compliance with Section 4.8 of this Agreement.

(g)                                 such evidence as requested by Prospect and the Escrow Agent to confirm that any Remainder Escrow Fund Recipients who are not “Shareholders” hereunder have appointed the Shareholder Representative as their agent under this Agreement, including but not limited to Article 9 hereof.

7.2                                 Conditions to Prospect’s Obligations.  Prospect’s obligation to pay the Merger Consideration on the Closing Date and to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction, or waiver by Prospect in writing, of all of the following on or before the Closing Date:

(a)                                  All of ProCare’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for such representations and warranties that address matters as of a specific date, which need only to have been true and accurate as of such date.

(b)                                 All of the agreements, covenants and obligations that ProCare is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

(c)                                  Each document required to be delivered pursuant to Section 7.1 hereof must have been delivered to Prospect.

(d)                                 Since the date of this Agreement, there must not have been commenced or threatened against ProCare, or any officer or director of ProCare, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(e)                                  The Escrow Amount has been deposited with the Escrow Agent and the Escrow Agent has signed an Acknowledgement of Escrow Instructions in the form attached hereto as Exhibit C.

(f)                                    The termination of the ProCare Management Agreement with the ProCare Management Company shall be effective (which shall have been accomplished without expense or liability to ProCare).

(g)                                 The Shareholder Agreement shall have expired or have been cancelled (which shall have been accomplished without expense or liability to ProCare).

(h)                                 Prospect shall have satisfactorily (in the sole discretion of Prospect) completed its due diligence investigation of ProCare (including, without limitation, confirmation of the number of enrollees by health plan and rates paid by health plan, cash, and confirmation of the claims and IBNR accrual) and shall have received from ProCare and the ProCare Management Company, as appropriate, all reasonable data and information as requested by

Prospect in the course of such due diligence investigation, including but not limited to, such transitional computer system data and information as necessary to enable the Prospect Management Company (as hereinafter defined) to manage the Surviving Corporation, all prior to the Due Diligence Cut-Off Date.

(i)                                     The Merger shall have been approved by the shareholders of ProCare in accordance with the California Code.

(j)                                     ProCare shall have executed the Agreement of Merger.

(k)                                  Any third party approvals or consents required to be obtained to effectuate the Merger or to otherwise effectuate the transactions contemplated hereby shall have been received.

(l)                                     A representative of ProCare’s bank shall be present at the Closing and shall process all bank account information or documentation as Prospect deems necessary to ensure access by the officers of the Surviving Corporation at the Effective Time of ProCare bank accounts, including the cancellation of the bank signature card of ProCare’s officers and the execution by officers of the Surviving Corporation of new bank signature cards to access such bank accounts.

7.3                                 Deliveries by Prospect and Sub on the Closing Date.  On the Closing Date, Prospect and Sub shall deliver to ProCare:

(a)                                  Certificates executed by the presidents of Prospect and Sub confirming (i) the truth and correctness in all material respects of all of Prospect’s and Sub’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of Prospect and Sub specified herein to be complied with prior to the Closing Date have been complied with.

(b)                                 Certificates of the secretaries of Prospect and Sub dated the Closing Date, that the necessary corporate action by the Board of Directors of Prospect and Sub and by their shareholders has been taken to authorize the consummation by ProCare of the transactions provided for herein.

(c)                                  Confirmation of the deposit of the Earnest Deposit and the balance of the Merger Consideration for payment to the shareholders of ProCare upon surrender of their Certificates.

7.4                                 Conditions to ProCare’s Obligations.  ProCare’s obligation to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction, or waiver by ProCare in writing, of all of the following on or before the Closing Date:

(a)                                  All of Prospect’s and Sub’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for such representations and warranties that address matters as of a specific date, which need only to have been true and accurate as of such date.

(b)                                 All of the agreements, covenants and obligations that Prospect and Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

(c)                                  Each document required to be delivered pursuant to Section 7.2 hereof must have been delivered to ProCare.

(d)                                 Since the date of this Agreement, there must not have been commenced or threatened against Prospect or Sub, or any officer or director of Prospect or Sub, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(e)                                  The Merger shall have been approved by the shareholders of Sub in accordance with the California Code.

(f)                                    Sub shall have executed the Agreement of Merger.

(g)                                 Any third party approvals or consents required to be obtained to effectuate the Merger or to otherwise effectuate the transactions contemplated hereby shall have been received.

ARTICLE 8

INDEMNIFICATION; REMEDIES

8.1                                 Indemnification Period.  As used in this Article 8, the “Indemnification Period” shall be that period of time commencing on the Closing Date and continuing for 2 years thereafter.

8.2                                 Indemnification of Prospect, Sub and Surviving Corporation.  ProCare (and the Shareholders, joint and severally with ProCare) shall indemnify, defend and hold harmless Prospect, Sub and the Surviving Corporation and their directors, officers, employees, agents and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by Prospect, Sub or the Surviving Corporation arising out of (i) any breach of the representations, warranties, covenants or agreements of ProCare and the Shareholders set forth herein, (ii) any failure by ProCare to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by ProCare as set forth herein; and (iii) any violation by ProCare of any law, rule, regulation or administrative or judicial order pertaining to the assets or the business of ProCare (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) (collectively, the “Prospect Indemnifiable Damages”). Notwithstanding the foregoing, except as provided in Section 8.3, neither ProCare nor any Shareholder shall be obligated to indemnify Prospect, Sub or the Surviving Corporation for any Prospect Indemnifiable Damages that exceed the Escrow Amount contained in the Escrow Fund (the “Indemnification Cap”).  Prospect, Sub and/or the Surviving Corporation may obtain indemnification for any Prospect Indemnifiable Damages to which this Section 8.2 relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 8.1, as such Indemnification Period is modified by Section 8.3.

8.3                                 Exclusion of Prospect Indemnifiable Damages from Indemnification Period and Indemnification Cap. Notwithstanding anything in this Agreement to the contrary, neither the Indemnification Period nor the Indemnification Cap shall apply to limit Prospect Indemnifiable Damages in the event of a breach of any or all of the representations, warranties, covenants or agreements of ProCare or the Shareholders set forth in Sections 2.1, 2.3, 2.6, 2.9, 2.10, 4.3, and 4.8 or claims of Prospect based on the fraud (fraud as used herein refers to intentional or willful misrepresentations or misconduct) of ProCare or the Shareholders; provided, however, that Prospect’s sole recourse against any or all of the Shareholders individually for any “joint” liability with ProCare or the other Shareholders shall be limited to the Escrow Amount contained in the Escrow Fund and no personal funds of an individual Shareholder shall be available to satisfy claims to Prospect based on such joint liability.  Notwithstanding the foregoing, the limitations on the “joint” liability of a Shareholder set forth above shall not limit a Shareholder’s individual liability for breaches of the representations, warranties and covenants referenced in this Section 8.3 on a “several” basis, that is, such Shareholder’s liability for breaches caused by such individual Shareholder’s own actions or inactions.  Therefore, the limitation on joint liability of a Shareholder shall not serve to prohibit, restrict or alter the liability of a Shareholder for his or her own breaches of the representations, warranties and covenants which are outside the Indemnification Period or the Indemnification Cap, as stated in this Section 8.3.

8.4                                 Indemnification of ProCare.  Prospect and Sub agree to hold harmless, defend and indemnify ProCare and the Shareholders from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by ProCare, the Shareholders, or ProCare’s directors, officers, employees, agents and affiliates arising out of (i) any breach of the representation, warranties, covenants or agreements of Prospect or Sub set forth herein (ii) any failure by Prospect or Sub to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by Prospect or Sub as set forth herein (the “ProCare Indemnifiable Damages”).  ProCare may obtain indemnification for any ProCare Indemnifiable Damages to which this Section 8.4 relates only if ProCare makes a claim for indemnification within the Indemnification Period defined in Section 8.1.

8.5                                 Indemnification Procedures.  A party seeking indemnification (the “Indemnitee”) shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement.  The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party.  No such notice of assertion of a claim shall satisfy the requirements of this Section 8.5 unless it describes in reasonable detail and in good faith the facts and circumstances, to the extent known by Indemnitee, upon which the asserted claim for indemnification is based.  If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim.  During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of provisional relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so.  The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed.  The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter.  The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims.  In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

ARTICLE 9

ESCROW FUND

9.1                                 Purpose and Application of Escrow Fund.

(a)                                  Escrow Fund as Depository.  The Escrow Fund shall be the depository of the Merger Consideration, including the Earnest Money Deposit, and the funds available to indemnify, hold harmless and compensate Prospect and Sub for Prospect Indemnifiable Damages defined in Article 8 of this Agreement.

(b)                                 Application of Earnest Money Deposit.  The Earnest Money Deposit shall be applied in the manner described in Section 1.8 of this Agreement.

(c)                                  Application of Merger Consideration.  The Merger Consideration shall be applied in the manner described in Section 1.6 and 1.9 of this Agreement.  As provided in Section 1.6, the Merger Consideration shall be reduced to the extent of any deficiency in the Required Minimum Cash (as defined in Section 4.3).

(d)                                 Application of Indemnification/Hold Harmless Escrow Amount.  The Indemnification/Hold Harmless Escrow Amount shall be available and applied for the purpose of indemnifying, holding harmless and compensating Prospect, Sub and the surviving corporation for Prospect Indemnifiable Damages as described in Article 8 of this Agreement.  As described in Section 1.6 and 4.3, to the extent that ProCare does not deposit the full amount of the Indemnification/Hold Harmless Escrow Amount into the Escrow Fund, the amount of the Merger Consideration payable to the shareholders of ProCare pursuant to Section 1.9 shall be reduced to replenish the Escrow Fund for such Escrow Fund Deficiency.  In no event shall the amount available in the Escrow Fund immediately after the Closing be less than $1,500,000.  As more fully set forth below, to effectuate recovery from the Escrow Fund after the Closing for indemnification/hold harmless purposes, Prospect is required to deliver an Officer’s Certificate (as defined in Section 9.4 below) to the Escrow Agent, with a copy to the Shareholder Representative, identifying the Prospect Indemnifiable Damages.

9.2                                 Escrow Period; Distribution upon Termination of Escrow Period.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the execution of this Agreement and shall terminate at 5:00 p.m. California time, on the date which is the second anniversary of the Closing Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to such amount as is necessary to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period.   At the end of the Escrow Period any funds remaining in the Escrow Fund and not applied to Prospect Indemnifiable Damages (or set aside to pay claims existing prior to the end of the Escrow Period as described below) shall be distributed to the shareholders of ProCare as determined by the Shareholder Representative and set forth in a letter delivered to the Escrow Agent (the “Remainder Escrow Fund Recipients”).  During certain intervals in the Escrow Period, the Escrow Agent shall distribute portions of the funds in the Escrow Fund to the Remainder Escrow Fund Recipients in accordance with terms and conditions set forth below:

(a)                                  25% of Available Funds in the Escrow Fund (as defined below) shall be distributed on the first anniversary of the Closing Date; and

(b)                                 25% of Available Funds in the Escrow Fund shall be distributed on the date that is eighteen months after the Closing Date.

Available Funds in the Escrow Fund means all amounts in the Escrow Fund which have not been used to satisfy Prospect Indemnifiable Damages or are not being set aside to satisfy unsatisfied claims for Prospect Indemnifiable Damages concerning facts and circumstances existing prior to the date such funds are scheduled to be paid pursuant to (a) or (b) above (i.e., facts and circumstances existing prior to the first anniversary of the Closing Date and/or facts and circumstances existing prior to the date that is eighteen months after the Closing Date), as specified in any Officer’s Certificate delivered to the Escrow Agent prior to such date(s).

At the termination of the Escrow Period all amounts remaining in the Escrow Fund which have not been used to satisfy Prospect Indemnifiable Damages or are not being set aside to satisfy unsatisfied claims for Prospect Indemnifiable Damages concerning facts and circumstances existing prior to the termination of the Escrow Period (as specified in any Officer’s Certificate delivered to the Escrow Agent prior to the termination of the Escrow

Period) shall be distributed to the Remainder Escrow Fund Recipients.  To the extent funds have been set aside to satisfy unsatisfied claims for Prospect Indemnifiable Damages concerning facts and circumstances existing prior to the termination of the Escrow Period, such funds shall remain in the Escrow Fund available for payment to Prospect until such time as the claim has been resolved in accordance with the procedures set forth in this Article 9.

9.3                                 Protection of Escrow Fund.

(a)                                  The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Prospect, Sub, ProCare or the Remainder Escrow Fund Recipients and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(b)                                 The Escrow Fund shall be invested in such investments as may be designated by the Remainder Escrow Fund Recipients and approved by Prospect, which approval shall not be unreasonably withheld, with maturities of not more than the lesser of (i) thirty (30) days or (ii) the number of days remaining in the duration of the Escrow Fund, and any dividends, distributions and interest paid on the funds in the Escrow Fund shall be distributed, paid and reported as allocated at least annually to the Remainder Escrow Fund Recipients. For any period of time before such investment securities can be purchased by the Escrow Agent or after such securities mature, the Escrow Fund shall be invested in an account of the Escrow Agent, and any interest paid on such Escrow Fund during such time shall be added to the Escrow Fund and deemed part thereof.

9.4                                 Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Prospect (an “Officer’s Certificate”): (i) stating that Prospect or Sub has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Prospect Indemnifiable Damages, and (ii) specifying in reasonable detail the individual items of Prospect Indemnifiable Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or failure to disclose or other basis for indemnification to which such item is related, the Escrow Agent shall, subject to the provisions of Section 9.5 hereof, deliver to Prospect out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to such Prospect Indemnifiable Damages.

9.5                                 Objections to Claims.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Prospect of any funds from the Escrow Fund pursuant to Section 9.4 hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery.  After the expiration of such thirty (30) day period, the Escrow Agent shall make payment of cash from the Escrow Fund in accordance with Section 9.4 hereof, provided that no such payment may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such written statement of objection shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

9.6                                 Resolution of Conflicts; Arbitration.

(i)                                     In case the Shareholder Representative shall so object in writing to any claim or claims made in any Officer’s Certificate, the Shareholder Representative and Prospect shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Shareholder Representative and Prospect should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and to pay cash from the Escrow Fund in accordance with the terms thereof.

(ii)                                  If no such agreement can be reached after good faith negotiation, either Prospect or the Shareholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by a single neutral arbitrator.  Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association. The decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  The prevailing party to an arbitration shall be entitled to recovery from the non-prevailing party of its expenses, the fees of the arbitrator, the administrative costs of the arbitration, and the expenses, including, without limitation, reasonable attorneys’ fees and costs, reasonably incurred by it in connection with the arbitration.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

9.7                                 Shareholder Representative of Remainder Escrow Fund Recipients.  As provided in Article 6, the Shareholder Representative shall be the agent for each Remainder Escrow Fund Recipient for all purposes under this Agreement or any other agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith. Specifically included within the authority of the Shareholder Representative is the authority to object to claims as set forth in Section 9.5 hereof and to make such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards or arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing.

9.8                                 Notification of Potential Claims.  In the event Prospect becomes aware of a third-party claim which Prospect believes may result in a demand against the Escrow Fund, Prospect shall notify the Shareholder Representative of such claim, and the Shareholder Representative, as representative for the Remainder Escrow Fund Recipients, shall be entitled, at their expense, to participate in any defense of such claim.  Prospect shall have the right in its sole discretion to settle any claim; provided, however, that except with the consent of the Shareholder Representative (such consent not to be unreasonably withheld or delayed), no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund.  In the event that the Shareholder Representative has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Shareholder Representative shall have no power or authority to object under any provision of this Article 9 to the amount of any claim by Prospect against the Escrow Fund with respect to such settlement.

9.9                                 Escrow Agent’s Duties.

(a)                                  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Prospect and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(b)                                 The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the third parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c)                                  The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d)                                 The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e)                                  In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(f)                                    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and cash included in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damages.

Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and cash held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(g)                                 The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performances of his/her/its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

(h)                                 The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:  the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

9.10                           Fees.  The fees of the Escrow Agent for performance of its duties hereunder shall be divided equally and paid one-half by Prospect and Sub on the one hand, and one-half from the Escrow Fund on the other hand.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation of the services as contemplated by this Agreement.

ARTICLE 10

TERMINATION AND LIQUIDATED DAMAGES

10.1                           Termination Events.  The Agreement may, by notice given prior to or at the Closing, be terminated as follows:

(a)                                  Upon the mutual written consent of Prospect and the ProCare, this Agreement may be terminated on such terms and conditions as agreed; or

(b)                                 By written notice of Prospect to ProCare if ProCare or any Shareholder breaches in any material respect any of its representations or warrants or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within the earlier of the Closing Date or 30 days of the date of notice of breach or default served by Prospect; or

(c)                                  By written notice of ProCare to Prospect or Sub, if Prospect or Sub breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within the earlier of the Closing Date or 30 days of the date of notice of breach or default served by ProCare; or

(d)                                 By written notice of Prospect to ProCare, or by ProCare to Prospect if any court of competent jurisdiction shall have issued any order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the contemplated transactions; or

(e)                                  By written notice of Prospect to ProCare, or by ProCare to Prospect, if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, any action that would make the consummation of the transactions contemplated hereby inadvisable or undesirable as determined by Prospect or ProCare in its sole discretion; or

(f)                                    By written notice of Prospect to ProCare if it shall become apparent in Prospect’s judgment reasonably exercised that any condition to Prospect’s obligation to close as set forth in Section 7 hereof will not be satisfied before the Closing Date following the written request by Prospect to ProCare for reasonable assurance of ProCare’s ability to satisfy such condition and a failure by ProCare to provide such reasonable assurance within ten (10) business days thereafter.

Notwithstanding the foregoing, no party hereto may effect a termination hereof at such time such party is in material default or breach of this Agreement.

10.2                           Effect of Termination.  Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right to termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, provided, however, that if this Agreement is terminated by a party because of the breach of the

Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.3                           Liquidated Damages.  Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated for any reason other than pursuant to Section 10.1(a) or 10.1(c) hereof, the parties agree and acknowledge that Prospect and Sub will suffer damages that are not practicable to ascertain.  Accordingly, in the event this Agreement is terminated for any reason other than Section 10.1(a) or 10.1(c) hereof, Prospect and/or Sub shall be entitled to the sum of One Hundred Thousand Dollars ($100,000) payable by ProCare as liquidated damages.  Prospect, Sub, ProCare and the Shareholders agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement other than under Section 10.1(a) or 10.1(c).  Section 10.3 shall be Prospect and Sub’s sole and exclusive remedy if the Closing does not occur due to a termination which occurs for any reason other than under 10.1(a) or 10.1(c).

10.4                           Failure of Certain Shareholders to Sign Agreement Will Not Entitle Prospect to Liquidated Damages.   ProCare, Prospect and Sub agree that should four (4) of the shareholders listed on Schedule 2.6 hereof as having 1,000 shares in ProCare fail to execute this Agreement, such lack of execution will not in and of itself constitute a reason for Prospect or Sub to terminate this Agreement or for Prospect or Sub to have the right to the liquidated damages described in Section 10.3.   The provisions of this Section 10.4 do not however, alter, eliminate, diminish or otherwise affect ProCare’s obligations to provide any required notices to such shareholders pursuant to Section 4.8 of this Agreement or to otherwise fulfill its requirements under Section 4.8 of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1                           Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements orally or otherwise, have been made by the party(ies), or by anyone acting on behalf of any party, that are not identified herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

11.2                           Arbitration. In the event of a dispute under this Agreement which is not resolved  after good faith negotiation, either Prospect, ProCare or the Shareholder Representative may demand arbitration of the matter and the matter shall be settled by arbitration conducted by a single neutral arbitrator.  Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association. The decision shall be written and shall be supported by, as agreed by the parties, either a reasoned award or findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  The prevailing party to an arbitration shall be entitled to recovery from the non-prevailing party of its expenses, the fees of the arbitrator, the administrative costs of the arbitration, and the expenses, including, without limitation, reasonable attorneys’ fees and costs, reasonably incurred by it in connection with the arbitration.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Notwithstanding the foregoing, the parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05.

11.3                           Successors and Assigns.  This Agreement and all documents and agreements referred to herein shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, that to the extent permitted by applicable law, Prospect may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Prospect shall remain liable and responsible for the performance of all of its obligations hereunder).  Any assignment or delegation in contravention of this Section shall be null and void.

11.4                           No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

11.5                           Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

11.6                           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7                           Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) business days hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return- receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to ProCare:

Pre-Closing:	Professional Care Medical Group, Inc.
Washington Whittier Medical Building

12462 E. Washington Blvd.
Whittier, CA 90602
Attn: Sandra G. Madrid, M.D., President

Post-Closing:	Sandra G. Madrid, M.D.
Washington Whittier Medical Building
12462 E. Washington Blvd.
Whittier, CA 90602

With a copy to:	Law Offices of Patrick K. Moore
18200 Von Karman Avenue, Suite 200
Irvine, California 92612
Attn: Patrick K. Moore, Esq.

If to Prospect:	Prospect Medical Group, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D.

With a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

If to Sub:	Prospect LA Medical Group, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D.

With a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

If to the Shareholder Representative or any Shareholder; see Schedule 11.7.

11.8                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.9                           Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

11.10                     Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

11.11                     Fees and Expenses.  Except as otherwise explicitly set forth herein, each party shall bear its own expenses including, without limitation, attorneys’ and accountants’ fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

11.12                     Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules to be delivered at the execution of this Agreement or upon the Closing Date.

11.13                     Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

11.14                     Attorneys’ Fees.  Should any party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by a declaration of rights hereunder including without limitation arbitration, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

11.15                     Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transaction contemplated by this Agreement and the intentions of the parties hereto.

11.16                     References to Dollars.  All references to “dollars” and “$” shall mean United States dollars.

11.17                     Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and the singular to include the plural and references to the words “and” and “or” shall be deemed to include the inclusive usage “and/or.”

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“Prospect”

PROSPECT MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.,
President

“Sub”

PROSPECT LA MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.,
President

“ProCare”

PROFESSIONAL CARE MEDICAL GROUP, INC.

By:	/s/ Sandra G. Madrid, M.D.
Sandra G. Madrid, M.D.,
President

“Shareholders”

/s/ Majjida Ahmed, M.D.
Name: Majjida Ahmed, M.D.

/s/ John Alevizos, M.D.
Name: John Alevizos, M.D.

/s/ David Aron, M.D.
Name: David Aron, M.D.

/s/ Vellore Bhupathy, M.D.
Name: Vellore Bhupathy, M.D.

/s/ Rosario Cecilio, M.D.
Name: Rosario Cecilio, M.D.

/s/ Joseph Cerni, D.O.
Name: Joseph Cerni, D.O.

/s/ Michael Cerni, D.O.
Name: Michael Cerni, D.O.

/s/ Peter Chung, M.D.
Name: Peter Chung, M.D.

/s/ Janice Clark, M.D.
Name: Janice Clark, M.D.

/s/ Steven Davis, D.O.
Name: Steven Davis, D.O.

/s/ Regino Delizo, M.D.
Name: Regino Delizo, M.D.

/s/ Dinesh Ghiya, M.D.
Name: Dinesh Ghiya, M.D.

/s/ Jack Gutman, D.O.
Name: Jack Gutman, D.O.

/s/ James Hardeman, M.D.
Name: James Hardeman, M.D.

/s/ Bruce Hoyle, M.D.
Name: Bruce Hoyle, M.D.

/s/ Marian Jalil, M.D.
Name: Marian Jalil, M.D.

/s/ Kedy Jao, D.O.
Name: Kedy Jao, D.O.

/s/ David S. Jesse, M.D.
Name: David S. Jesse, M.D.

/s/ Stanley Kaller, M.D.
Name: Stanley Kaller, M.D.

/s/ Sandra Madrid, M.D.
Name: Sandra Madrid, M.D.

/s/ Richard Shinto, M.D.
Name: Richard Shinto, M.D.

/s/ Rodman St. Clair, M.D.
Name: Rodman St. Clair, M.D.